November 7, 2007	Mr. Richard G. Spencer President and Chief Executive Officer (412) 367-3300 E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC.

ANNOUNCES YEAR-END EARNINGS

FOR FISCAL 2007

PITTSBURGH, PA – November 7, 2007 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (the “Company”) (NASDAQ: FSBI), the holding company for Fidelity Bank today announced unaudited earnings for the year ended September 30, 2007 of $3.7 million, or $1.22 per share (diluted), compared to $4.2 million, or $1.38 per share (diluted) for the prior year. The Company’s return on average assets was .51% and return on average equity was 8.14% for fiscal 2007, compared to .59% and 9.89%, respectively, for the prior year. Net income for the three-month period ending September 30, 2007, was $781,000, or $.26 per share (diluted), compared to $1.27 million, or $.42 per share (diluted) for the same period in the prior year. Annualized return on assets was .43% and return on equity was 6.79% for the fiscal 2007 period, compared to .69% and 11.79%, respectively, for the same period in the prior year. Fiscal 2007 results include a one-time pre-tax charge of $277,000 ($183,000 net of taxes) associated with a charge for unamortized debt issuance costs upon the redemption of $10 million of trust preferred securities; results also include an extraordinary gain of $89,000 net of tax or $.03 per diluted share. Fiscal 2006 results include an extraordinary gain of $318,000 net of tax or $.10 per diluted share.

During the fourth quarter of fiscal 2006, the Bank recorded an extraordinary gain of $481,000, before taxes of $163,000, representing insurance proceeds received from the destructive fire that devastated the Bank’s Carnegie Branch location in October 2005. During the second quarter of fiscal 2007, the Bank received additional insurance proceeds of $135,000, and recorded an extraordinary gain of $89,000, net of taxes. The insurance claim has been settled and no additional proceeds are expected to be recovered.

Net interest income before provision for loan losses increased $710,000 or 5.2% to $14.27 million for the year ending September 30, 2007, compared to $13.56 million in the prior year. Net interest income before provision for loan losses was $3.62 million for the three-months ended September 30, 2007, compared to $3.45 million in the prior year period. The increase for the year ended September 30, 2007 primarily reflects an increase in net earning assets. The Company’s tax equivalent interest rate spread was relatively unchanged at 2.02% for the year ending September 30, 2007 compared to 2.03% in the prior year.

The provision for loan losses was $575,000 for the year ended September 30, 2007, compared to $600,000 in the prior period, and was $150,000 for the three-months ended September 30, 2007 compared to $350,000 in the prior year period. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the portfolio. An evaluation of the loan portfolio, current economic conditions and other factors is performed each month at the balance sheet date. Net charge-offs for fiscal 2007 were $465,000 compared to $280,000 for fiscal 2006. Non-performing assets and foreclosed real estate were 1.24% of total assets at September 30, 2007 compared to .40% at September 30, 2006. The allowance for loan losses was 33.9% of non-performing loans and .66% of net loansat September 30, 2007, compared to 108.6% and .66%, respectively, at September 30, 2006. Non-performing loans at September 30, 2007 were $8.9 million compared to $2.7 million at September 30, 2006. The increased non-performing loan balance at September 30, 2007 is primarily attributed to two commercial real estate loans totaling $5.3 million both of which we believe are adequately collateralized.

Other income decreased $331,000 or 8.6% to $3.50 million for the year ended September 30, 2007, compared to $3.83 million for the same period last year. For the three-months ended September 30, 2007, other income was $904,000, a decrease of $153,000 or 14.5% over the prior year period. The decrease for the current fiscal year primarily reflects decreased gains on the sale of investment securities of $426,000 and a decrease in deposit service charges and fees of $102,000, partially offset by an increase in loan service charges and fees of $76,000, an increase in the gain on sales of loans of $51,000, and an increase in other operating income of $70,000. The decrease for the three-month period ended September 30, 2007 primarily relates to decreased gains on the sale of securities of $211,000, partially offset by an increase in loan service charges and fees of $33,000 and an increase in other operating income of $27,000.

Operating expenses for the year ended September 30, 2007, increased $574,000 or 4.7% to $12.66 million compared to $12.09 million for the prior year. For the final three-month period in this fiscal year, operating expenses increased $392,000 or 12.9% to $3.43 million, compared to $3.04 million in the prior year period. Included in other operating expenses for the quarter and year ended September 30, 2007, was a pre-tax charge of $277,000 ($183,000 net of taxes) associated with a charge for unamortized debt issuance costs upon the redemption of $10 million of trust preferred securities. The operating expense increase for the year-ended September 30, 2007 is also attributed to an increase in compensation and benefits expense of $144,000 and an increase in other operating expenses of $325,000. Partially offsetting these increases were decreases in office occupancy and equipment expense of $73,000 and a decrease in the net loss on foreclosed real estate of $68,000. In addition to the debt issuance costs previously noted, the operating expense increase for the three-month period ended September 30, 2007 is also attributed to an increase in other operating expense of $169,000. These increases were partially offset by a decrease in depreciation expense of $33,000 and a decrease in the net loss on foreclosed real estate to $23,000.

Provision for income taxes increased $74,000 or 8.8% to $914,000 for the year ended September 30, 2007 compared to $840,000 for fiscal 2006. For the three-months ended September 30, 2007, the provision for income taxes decreased $12,000 to $156,000 compared to $168,000 for the same period last year. The increase for the year ending September 30, 2007 primarily reflects a higher effective tax rate due to lower levels of tax-exempt income, partially offset by a decreased level of pre-tax earnings. The decrease for the three-month period ending September 30, 2007 is primarily attributed to a decreased level of pre-tax earnings. Tax-exempt income includes income earned on certain municipal investments that qualify for state and/or federal income tax exemption; income earned by the Bank’s Delaware subsidiary which is not subject to state income tax, and earnings on Bank-owned life insurance policies which are exempt from federal taxation.

Total assets at September 30, 2007 were $726.0 million, a decrease of $4.8 million or .65% compared to September 30, 2006. Net loans outstanding increased $19.9 million or 4.5% to $458.9 million at September 30, 2007, compared to September 30, 2006. Savings and time deposits increased $19.4 million or 4.7% to $433.6 million at September 30, 2007, as compared to September 30, 2006. Short-term borrowings decreased $55.0 million to $23.6 million at September 30, 2007 as compared to September 30, 2006. Long-term debt increased $9.8 million to $104.1 million at September 30, 2007 as compared to September 30, 2006. Subordinated notes payable decreased $2.6 million to $7.7 million at September 30, 2007 as compared to September 30, 2006. Securities sold under agreement to repurchase increased $21.9 million to $105.5 million at September 30, 2007 as compared to September 30, 2006. Stockholders’ equity was $45.8 million at September 30, 2007 compared to $44.2 million at September 30, 2006.

The Company’s filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com .

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three Months and Year Ended
September 30, 2007 and 2006 (unaudited)
(In thousands, except per share data)
	Three Months Ended		Year Ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest income:
Loans	$7,328	$6,805	$28,799	$24,439
Mortgage-backed securities	989	1,171	4,131	5,054
Investment securities	1,864	2,010	7,700	7,845
Deposits with other institutions	7	17	33	35
Total interest income	10,188	10,003	40,663	37,373
Interest expense:
Savings deposits	3,560	3,167	13,440	10,894
Borrowed funds	2,775	3,150	12,024	12,057
Subordinated debt	237	236	930	863
Total interest expense	6,572	6,553	26,394	23,814
Net interest income before provision for loan losses	3,616	3,450	14,269	13,559
Provision for loan losses	150	350	575	600
Net interest income after provision for loan losses	3,466	3,100	13,694	12,959
Other income:
Loan service charges and fees	112	79	370	294
Gain on sale of investment and mortgage-backed securities	—	211	126	552
Gain on sale of loans	31	20	100	49
Deposit service charges and fees	337	350	1,271	1,373
Other operating income	424	397	1,635	1,565
Total other income	904	1,057	3,502	3,833
Operating expenses:
Compensation and benefits	2,020	2,011	7,992	7,848
Office occupancy and equipment	265	298	1,074	1,147
Depreciation and amortization	156	160	634	661
Foreclosed real estate expense	12	13	51	49
Loss on sales of foreclosed real estate	21	44	144	212
Intangible amortization	8	10	34	40
Debt issuance charge upon redemption	277	—	277	—
Other operating expenses	674	505	2,454	2,129
Total operating expenses	3,433	3,041	12,660	12,086
Income before income tax provision and extraordinary gain	937	1,116	4,536	4,706
Income tax provision	156	168	914	840
Income from continuing operations	$781	$948	$3,622	$3,866
Income from extraordinary gain, net of taxes	$—	$318	$89	$318
Net income	$781	$1,266	$3,711	$4,184

Basic earnings per share (1)
Income from continuing operations	$0.26	$0.32	$1.21	$1.30
Income from extraordinary gain, net of taxes	$—	$0.11	$0.03	$0.11
Net income	$0.26	$0.43	$1.24	$1.41
Diluted earnings per share (1)
Income from continuing operations	$0.26	$0.32	$1.19	$1.28
Income from extraordinary gain, net of taxes	$—	$0.10	$0.03	$0.10
Net income	$0.26	$0.42	$1.22	$1.38

Balance Sheet (Unaudited)
(In thousands, except share data)
	September 30	September 30
	2007	2006
Assets:
Cash and due from depository institutions	$10,848	$8,480
Interest-earning demand deposits	228	187
Securities available-for-sale	152,223	165,449
Securities held-to-maturity	74,553	85,879
Loans receivable, net	458,929	439,027
Loans held-for-sale	169	40
Foreclosed real estate, net	52	215
Federal Home Loan Bank stock, at cost	7,102	9,132
Accrued interest receivable	3,639	3,359
Office premises and equipment	5,825	6,073
Other assets	12,384	12,891
Total assets	$725,952	$730,732
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$433,555	$414,182
Short-term borrowings	23,618	78,625
Long-term debt	104,050	94,292
Subordinated notes payable	7,732	10,310
Securities sold under agreement to repurchase	105,537	83,638
Advance payments by borrowers for taxes
and insurance	1,451	1,508
Other liabilities	4,164	3,982
Total liabilities	680,107	686,537
Stockholders’ equity:
Common stock, $.01 par value per share,
10,000,000 shares authorized, 3,606,772 and
3,569,525 shares issued	36	35
Treasury stock, 619,129 and 609,029 shares	(10,382)	(10,205)
Additional paid-in capital	45,338	44,774
Retained earnings	12,490	11,076
Accumulated other comprehensive income,
net of tax	(1,637)	(1,485)
Total stockholders’ equity	45,845	44,195
Total liabilities and stockholders’ equity	$725,952	$730,732

Other Data:	At or For the Year Ended
	September 30,
	2007	2006

Annualized return on assets	0.51%	0.59%
Annualized return on equity	8.14%	9.89%
Equity to assets	6.32%	6.05%
Interest rate spread (tax equivalent)	2.02%	2.03%
Net interest margin (tax equivalent)	2.14%	2.12%
Non-interest expense to average assets	1.74%	1.70%
Loan loss allowance to net loans	0.66%	0.66%
Non-performing loans and real estate
owned to total assets at end-of-period	1.24%	0.40%